Exhibit 10.8

Summary of Contract for the Transfer of State-owned Land Use Rights

Parties:	Shanghai Zhangjiang Semiconductor Industry Park Co., Ltd (“Shanghai Zhangjiang”)

Spreadtrum Communications (Shanghai) Co., Ltd. (“Spreadtrum Shanghai”)

Date:	January 31, 2007

Major terms:

•	Shanghai Zhangjiang transfers to Spreadtrum Shanghai the use rights of a piece of land the area of which is approximately 23,225.7 square meters (next to Spreadtrum Center).

•	The land shall be used for business and R&D purposes.

•	The land use right is valid until December 31, 2055.

•	Price (“Price”): RMB 46,451,400 (RMB2, 000/square meter) (access to roads, water, drainage, telecommunication, electricity and gas included). The parties will pay their taxes respectively.

•	Payment schedule:

•	Spreadtrum Shanghai shall pay 10% of the Price within 15 business days from the effective date of this contract.

•	Spreadtrum Shanghai shall pay 40% of the price by April 30, 2007.

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Spreadtrum Shanghai shall pay the rest 50% balance by July 31, 2007 or within 15 days after a significant overseas financing (by Spreadtrum Communications Inc. (“Spreadtrum”)) recognized by both parties but no later than September 30, 2007.

•	The land will be delivered on July 31, 2007 OR after Spreadtrum Shanghai pays 100% of the Price (according to the above schedule).

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Within 30 days after full payment of the Price, Shanghai Zhangjiang shall provide the necessary documents and assist Spreadtrum Shanghai to obtain the land use right certificate upon the authorities’ approval of the transaction.

•	Spreadtrum Shanghai shall start construction within 18 months after the delivery of the land.

•	Spreadtrum Shanghai has the right to transfer, lease, sell and mortgage the land.

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Such right cannot be exercised unless i) Spreadtrum Shanghai has paid in full the Price; and ii) the parties have finished the registration of the change of land use rights and Spreadtrum Shanghai has received its land use right certificate.

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Shanghai Zhangjiang has a right of first refusal if Spreadtrum Shanghai sells the land and buildings thereon. Shanghai Zhangjiang shall notify Spreadtrum Shanghai in writing whether it will exercise the right within 15 business days after the appraisal value has been determined by a third-party appraising agency approved by both parties. Otherwise Shanghai Zhangjiang will be deemed to have waived the right.

•	Spreadtrum Shanghai can be replaced as the transferee under this contract by a new company established by Spreadtrum Shanghai if:

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Spreadtrum Shanghai or Spreadtrum owns at least 60% of the newly established company. If the new company cannot honor the obligations under this contract, Spreadtrum Shanghai will unconditionally perform and compensate Shanghai Zhangjiang for any losses caused; and

•	If the new company does not pay in part or full the Price, Spreadtrum Shanghai will assume the payment obligation and compensate for any losses.

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If Spreadtrum Shanghai has not started to use the land for the purpose under this contract two years after it receives the land use right certificate, Shanghai Zhangjiang has the right to terminate the contract and shall refund the amount that Spreadtrum Shanghai has paid.